Exhibit 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Announces

Senior Leadership Changes

Houston, Texas (February 8, 2022) – Summit Midstream Partners, LP (NYSE: SMLP) (the “Partnership”) announced today that Marc Stratton, the Executive Vice President and Chief Financial Officer of Summit Midstream GP, LLC (the “Company”) will be departing the Company to pursue other interests. Mr. Stratton’s employment with the Company will terminate effective March 4, 2022.

The Company announced that it is promoting William (Bill) Mault to Executive Vice President and Chief Financial Officer, effective immediately. Mr. Mault joined the Company in 2016 and has held various senior management roles at the Company including, Vice President of Corporate Development, Finance and Treasurer. Prior to joining the Company, Mr. Mault spent nearly 10 years in mergers & acquisitions and investment research capacities, most recently at SunTrust Robinson Humphrey (now Truist Securities). Mr. Mault has over 10 years of oil and gas industry experience, is a Chartered Financial Analyst® charterholder and holds a Bachelor of Business Administration, majoring in Banking, Finance and Economics, from Northwood University.

In addition, the Company announced that it is promoting Matt Sicinski to Senior Vice President and Chief Accounting Officer, effectively immediately. Mr. Sicinski joined the Company in February 2020 as the Company’s Vice President and Chief Accounting Officer. Prior to joining the Company, Mr. Sicinski was the Vice President and Controller at Venari Resources and he spent over 8 years at Southwestern Energy in multiple accounting, finance and commercial development roles. Additionally, Mr. Sicinski worked in the Houston offices of Arthur Andersen and Ernst & Young, most recently as a manager. Mr. Sicinski has over 20 years of oil and gas industry experience, is a Certified Public Accountant and received Bachelor of Business Administration and Master of Business Administration degrees in Accounting from Angelo State University.

Heath Deneke, President, Chief Executive Officer and Chairman, commented, “I would like to thank Marc for his service and contributions to Summit over the past 12 years and wish him success in his future endeavors. Marc was a founding member of Summit Investments, has served in various senior management roles and spearheaded a series of capital markets transactions that significantly transformed SMLP’s balance sheet and enhanced financial flexibility. I’m excited to welcome Bill and Matt as the newest members of Summit’s senior management team and look forward to working with them in their new roles. They have been critical members of the team since joining the Company and have been deeply involved in SMLP’s financial and strategic initiatives. They bring a highly complementary skill set to the Company and I am confident that they have the relevant experience and knowledge to succeed in their new roles and will continue to focus on creating long-term value for our investors.”

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which provides natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2020 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 4, 2021 and in its Quarterly Report on Form 10-Q for the three months ended March 31, 2021 filed with the SEC on May 7, 2021, its Quarterly Report on Form 10-Q for the three months ended June 30, 2021 filed with the SEC on August 9, 2021 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2021 filed with the SEC on November 5, 2021, each as amended and updated from time to time. Any forward-looking statements in this press release, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact: Ross Wong, Sr. Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

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